Form 10-K, Exhibit 13
period 2007-12-31
ML Chesapeake FuturesAccess LLC
filed 2008-03-31
CIK 1399408

Exhibit 13.01

ML CHESAPEAKE FUTURESACCESS LLC

(A Delaware Limited Liability Company)

Financial Statements for the period April 2, 2007

(commencement of operations) to December 31, 2007

and Report of Independent Registered Public Accounting Firm

ML CHESAPEAKE FUTURESACCESS LLC

(A Delaware Limited Liability Company)

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statement of Financial Condition as of December 31, 2007	2

Statement of Operations for the period April 2, 2007 (commencement of operations) to December 31, 2007	3

Statement of Changes in Members’ Capital for the period April 2, 2007 (commencement of operations) to December 31, 2007	4-5

Financial Data Highlights for the period April 2, 2007 (commencement of operations) to December 31, 2007	6

Notes to Financial Statements	7-13

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of

ML Chesapeake FuturesAccess LLC:

We have audited the accompanying statement of financial condition of ML Chesapeake FuturesAccess LLC (the “Fund”), as of December 31, 2007, and the related statements of operations and changes in members’ capital and the financial data highlights for the period April 2, 2007 (commencement of operations) to December 31, 2007.  These financial statements and financial data highlights are the responsibility of the Fund's management.  Our responsibility is to express an opinion on these financial statements and financial data highlights based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial data highlights are free of material misstatement.  The Fund is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund's internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements and financial data highlights referred to above present fairly, in all material respects, the financial position of ML Chesapeake FuturesAccess LLC as of December 31, 2007, the results of its operations, the changes in its members’ capital, and the financial data highlights for the period April 2, 2007 (commencement of operations) to December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Princeton, New Jersey

March 31, 2008

ML CHESAPEAKE FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENT OF FINANCIAL CONDITION
DECEMBER 31, 2007

ASSETS:
Equity in commodity futures trading accounts:
Cash (including restricted cash of $15,889,006)	$113,195,547
Net unrealized profit on open contracts	5,301,489
Cash	82,836
Deferred initial offering costs	12,500
Accrued interest	391,180

TOTAL ASSETS	$118,983,552

LIABILITIES AND MEMBERS’ CAPITAL
LIABILITIES:
Brokerage commissions payable	$41,616
Management fee payable	114,949
Initial offering costs payable	50,000
Sponsor fee payable	300
Redemptions payable	7,298,096
Other	21,218

Total liabilities	7,526,179

MEMBERS’ CAPITAL:
Members’ interest (108,911,153 Units outstanding, unlimited Units authorized)	111,457,373
Total members’ capital	111,457,373

TOTAL LIABILITIES AND MEMBERS' CAPITAL	$118,983,552

NET ASSET VALUE PER UNIT (NOTE 5)

See notes to financial statements.

ML CHESAPEAKE FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENT OF OPERATIONS

FOR THE PERIOD APRIL 2, 2007 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2007

TRADING PROFIT (LOSS):

Realized	$(12,390,605)
Change in unrealized	5,301,489
Brokerage commissions	(302,967)

Total trading loss	(7,392,083)

INVESTMENT INCOME:
Interest	3,305,581

EXPENSES:
Management fee	823,331
Sponsor fee	1,209
Other	152,665

Total expenses	977,205

NET INVESTMENT INCOME	2,328,376

NET LOSS	$(5,063,707)

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding

Class A*	25,051
Class C**	92,095
Class D-SM	13,916,934
Class D-TF***	106,945,203
Class I**	10,000

Net income (loss) per weighted average Unit

Class A*	$0.1269
Class C**	$0.0362
Class D-SM	$0.0652
Class D-TF***	$(0.0559)
Class I**	$(0.0718)

* Class A commenced on September 1, 2007

** Class C and Class I commenced on July 1, 2007

*** Class D-TF commenced on June 1, 2007

See notes to financial statements.

ML CHESAPEAKE FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENT OF CHANGES IN MEMBERS’ CAPITAL

FOR THE PERIOD APRIL 2, 2007 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2007 (cont.)

				Members’ Capital
	Initial Offering	Subscriptions	Redemptions	December 31, 2007

Class A*	—	51,209	(21,713)	29,496
Class C**	—	111,004	—	111,004
Class D-SM	12,000,000	7,628,479	(1,410,156)	18,218,323
Class D-TF***	—	117,614,729	(27,072,399)	90,542,330
Class I**	—	10,000	—	10,000

Total Members’ Units	12,000,000	125,415,421	(28,504,268)	108,911,153

* Class A commenced on September 1, 2007

** Class C and Class I commenced on July 1, 2007

*** Class D-TF commenced on June 1, 2007

See notes to financial statements.

ML CHESAPEAKE FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENT OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEAR THE PERIOD APRIL 2, 2007 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2007

					Members’ Capital
	Initial Offering	Subscriptions	Redemptions	Net Income (Loss)	December 31, 2007

Class A*	$—	$59,125	$(26,420)	$3,180	$35,885
Class C**	—	98,971	—	3,330	102,301
Class D-SM	12,000,000	7,342,816	(1,420,941)	907,353	18,829,228
Class D-TF***	—	125,380,824	(26,923,295)	(5,976,852)	92,480,677
Class I**	—	10,000	—	(718)	9,282

Total Members’ Interest	$12,000,000	$132,891,736	$(28,370,656)	$(5,063,707)	$111,457,373

* Class A commenced on September 1, 2007

** Class C and Class I commenced on July 1, 2007

*** Class D-TF commenced on June 1, 2007

See notes to financial statements.

ML CHESAPEAKE FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE PERIOD APRIL 2, 2007 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2007

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A*	Class C**	Class D-SM	Class D-TF***	Class I**
Per Unit Operating Performance:

Net asset value, beginning of period	$1.0000	$1.0000	$1.0000	$1.0850	$1.0000

Realized trading profit and change in unrealized trading profit (loss)	0.2161	(0.0757)	0.0195	(0.0807)	(0.0764)
Brokerage commissions (c)	(0.0013)	(0.0014)	(0.0032)	(0.0024)	(0.0013)
Interest income (c)	0.0164	0.0193	0.0347	0.0264	0.0202
Expenses (c)	(0.0146)	(0.0206)	(0.0175)	(0.0069)	(0.0143)

Net asset value, end of period	$1.2166	$0.9216	$1.0335	$1.0214	$0.9282

Total Return: (b)

Total return	21.65%	-7.85%	3.35%	-5.86%	-7.19%

Ratios to Average Net Assets: (a)

Expenses	5.34%	5.16%	2.38%	1.22%	3.21%

Net investment income (loss)	0.68%	-0.31%	2.32%	3.48%	1.30%

(a) The ratios have been annualized.

(b) Non annualized.

(c) Per Unit data is calculated using weighted average Units during the period.

*  Class A commenced on September 1, 2007

** Class C and Class I commenced on July 1, 2007

*** Class D-TF commenced on June 1, 2007

See notes to financial statements.

ML CHESAPEAKE FUTURESACCESS LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

ML Chesapeake FuturesAccess LLC (the “Fund”), a Merrill Lynch FuturesAccess Program (the “Program”) fund, was organized under the Delaware Limited Liability Company Act on March 8, 2007 and commenced trading activities on April 2, 2007. The Fund engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Chesapeake Capital Corporation (“Chesapeake”) is the trading advisor of the Fund.  Merrill Lynch Alternative Investments LLC (“MLAI”) is the Sponsor of the Fund. MLAI is an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. (“Merrill Lynch”). Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a wholly-owned subsidiary of Merrill Lynch, is the Fund’s commodity broker.

The Program is a group of commodity pools sponsored by MLAI (each pool is a “Program Fund” or collectively, “Program Funds”) each of which places substantially all of it assets in a managed futures or forward trading account managed by a single commodity trading advisor. Each Program Fund is generally similar in terms of fees, Classes of Units and redemption rights.  Each of the Program Funds implements a different trading strategy.

The Fund offers five Classes of Units:  Class A, Class C, Class D-SM, Class D-TF and Class I.  Each Class of Units except Class D-TF was offered at $1.00 per Unit during the initial offering period and subsequently is offered at Net Asset Value per Unit for all other purposes (see Note 5).  The five Classes of Units are subject to different Sponsor fees.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Revenue Recognition

Commodity futures, options on futures and forward contract transactions are recorded on the trade date and open contracts are reflected in Net unrealized profit on open contracts in the Statement of Financial Condition as the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value.  The change in unrealized profit (loss) on open contracts from one period to the next is reflected in Change in unrealized under Trading profit (loss) in the Statement of Operations.

Foreign Currency Transactions

The Fund’s functional currency is the U.S. dollar; however, it transacts business in U.S. dollars and in currencies other than the U.S. dollar.  Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statement of Financial Condition.  Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period.  Gains and losses resulting from the translation to U.S. dollars are reported in Realized in the Statement of Operations.

Cash at Broker

A portion of the assets maintained at MLPF&S is restricted cash of $15,889,006 required to meet maintenance margin requirements.

Operating Expenses, Offering Costs and Selling Commissions

The Fund pays for all routine operating costs (including ongoing offering costs, administration, custody, transfer, exchange and redemption processing, legal, regulatory filing, tax, audit, escrow, accounting and printing fees and expenses) incurred by the Fund.  The Fund also pays any extraordinary expenses.

For financial reporting purposes in conformity with U.S. GAAP, the Fund amortizes the total initial offering costs of $50,000 over a twelve-month period.  For all other purposes, including determining the Net Asset Value per Unit for subscription and redemption purposes, the Fund amortizes offering costs over a 60 month period (see Note 5).

Class A Units are subject to a sales commission paid to MLPF&S ranging from 1.0% to 2.5%.  Class D-SM, Class D-TF and Class I Units are subject to sales commissions up to 0.5%.  The rate assessed to a given subscription is based upon the subscription amount.  Sales commissions are directly deducted from subscription amounts.  Class C Units are not subject to any sales commissions.

Income Taxes

No provision for income taxes has been made in the accompanying financial statements as each Member is individually responsible for reporting income or loss based on such Member’s share of the Fund’s income and expenses as reported for income tax purposes.

Distributions

The Members are entitled to receive, equally per Unit, any distributions which may be made by the Fund.  No such distributions have been declared for the period April 2, 2007 (commencement of operations) to December 31, 2007.

Subscriptions

Units are offered as of the close of business at the end of each month.  Units are purchased as of the first business day of any month at Net Asset Value for all other purposes (see Note 5), but the subscription request must be submitted at least three calendar days before the end of the preceding month.  Subscriptions submitted less than three days before the end of a month will be applied to Units subscriptions as of the beginning of the second month after receipt, unless revoked by MLAI.

Redemptions and Exchanges

A Member may redeem or exchange some or all of such Member’s Units at Net Asset Value for all other purposes (see Note 5) as of the close of business, on the last business day of any month, upon ten calendar days’ notice (“notice period”).

An investor in the Fund can exchange these Units for Units of the same Class in other Program Funds as of the beginning of each calendar month upon at least ten days prior notice.  The minimum exchange amount is $10,000.

Redemption requests are accepted within the notice period.  The Fund does not accept any redemption requests after the notice period.  All redemption requests received after the notice period will be processed for the following month.

Dissolution of the Fund

The Fund may terminate if certain circumstances occur as set forth in the offering memorandum, which include but are not limited to the following:

(a)       Bankruptcy, dissolution, withdrawal or other termination of the trading advisor of this Fund.

(b)       Any event which would make unlawful the continued existence of this Fund

(c)       Determination by MLAI to liquidate or withdraw from the Fund.

Indemnifications

In the normal course of business, the Fund enters into contracts and agreements that contain a variety of representations and warranties and which provide general indemnifications.  The Fund’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Fund that have not yet occurred.  The Fund expects the risk of any future obligation under these indemnifications to be remote.

2.               CONDENSED SCHEDULE OF INVESTMENTS

The Fund’s investments, defined as Net unrealized profit on open contracts in the Statement of Financial Condition as of December 31, 2007 are as follows:

	Long Positions			Short Positions
Commodity Industry Sector	Number of Contracts	Unrealized Profit (Loss) on Open Positions	Percent of Members' Capital	Number of Contracts	Unrealized Profit (Loss) on Open Positions	Percent of Members' Capital	Net Unrealized Profit (Loss) on Open Positions	Percent of Members' Capital	Maturity Dates

Agriculture	2,124	$3,226,314	2.89%	(947)	$(300,866)	-0.27%	$2,925,448	2.62%	March 08 - December 08
Currencies	1,041	726,557	0.65%	(251)	37,058	0.03%	763,615	0.69%	March 08
Energy	286	699,496	0.63%	—	—	—	699,496	0.63%	Febuary 08 - December 08
Interest rates	958	45,411	0.04%	(1,336)	404,475	0.36%	449,886	0.40%	March 08 - March 10
Metals	146	(373,641)	-0.34%	(106)	193,955	0.17%	(179,686)	-0.16%	January 08 - April 08
Stock indices	3,377	508,454	0.46%	(255)	134,276	0.12%	642,730	0.58%	March-08

Total		$4,832,591	4.34%		$468,898	0.42%	$5,301,489	4.76%

No individual contract’s unrealized profit or loss comprised greater than 5% of the Members’ Capital as of December 31, 2007.

3.                    RELATED PARTY TRANSACTIONS

The Fund’s U.S. dollar assets are maintained at MLPF&S. On assets held in U.S. dollars, Merrill Lynch credits the Fund with interest at the most favorable rate payable by MLPF&S to accounts of Merrill Lynch affiliates but not less than 75% of such prevailing rate.  The Fund is credited with interest on any of its assets and net gains actually held by MLPF&S non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch.  Merrill Lynch may derive certain economic benefit, in excess of the interest which Merrill Lynch pays to the Fund, from possession of such assets.

Merrill Lynch charges the Fund at prevailing local interest rates for financing realized and unrealized losses on the Fund’s non-U.S. dollar-denominated positions. Such amounts are netted against interest income due to the insignificance of such amounts.

The Fund’s Class A Units pay Sponsor fees to MLAI at a flat monthly rate equal to 0.125% (a 1.50% annual rate) of the Class’ month-end net assets, Class C Units pay Sponsor fees to MLAI at a flat monthly rate equal to 0.2083% (a 2.50% annual rate) of the Class’ month-end net assets, Class I Units pay Sponsor fees to MLAI at a flat monthly rate equal to 0.0917% (a 1.10% annual rate) of the Class’ month-end net assets. Class D-SM and D-TF Units do not pay Sponsor fees.

The Fund pays brokerage commissions on actual cost per round-turn.  The average round-turn commission rate charged to the Fund for the period April 2, 2007 (commencement of operations) to December 31, 2007 was approximately $7.32 (not including, in calculating round-turn, forward contracts on a futures-equivalent basis).

The Fund pays Chesapeake annual management fees of 2.00% of the Fund’s average month-end net assets allocated to them after reduction for the brokerage commissions accrued with respect to such assets.  However, for class D-TF, the Fund pays annual management fee of 1.00%. MLAI receives 50% of the 2.00% management fee for sponsoring and providing ongoing administration and operational support of the Fund.

4.                    ADVISORY AGREEMENT

The Fund and Chesapeake have entered into an Advisory Agreement. This agreement shall continue in effect until December 31, 2016.  Thereafter, this agreement shall be automatically renewed for successive three-year periods, on the same terms, unless terminated at any time by either Chesapeake or the Fund upon 90 days’ written notice to the other party.  Chesapeake determines the commodity futures, options on futures and forward contract trades to be made on behalf of their respective Fund accounts, subject to certain trading policies and to certain rights reserved by MLAI.

Performance fees paid by the Fund are calculated as 20% of any New Trading Profit, as defined, and are recognized by Chesapeake as of either the end of each calendar year or upon the net reallocation of assets away from Chesapeake.  Performance fees are also paid out in respect of Units redeemed as of the end of interim months, to the extent of the applicable percentage of any New Trading Profit attributable to such Units.

5.                    NET ASSET VALUE PER UNIT

For financial reporting purposes, in conformity with U.S. GAAP, the Fund amortizes over a twelve-month period the initial offering costs for purposes of determining Net Asset Value. Such costs initially were paid by MLAI.  For all other purposes, including computing Net Asset Value for purposes of member subscription and redemption activity, such costs are amortized over 60 months. Consequently, the Net Asset Value and Net Asset Value per Unit of the different Classes for financial reporting purposes and for all other purposes as of December 31, 2007 are as follows:

	Net Asset Value			Net Asset Value per Unit
	All Other Purposes (unaudited)	Financial Reporting	Number of Units	All Other Purposes (unaudited)	Financial Reporting

Class A	$35,888	$35,885	29,496	$1.2167	$1.2166
Class C	102,319	102,301	111,004	0.9218	0.9216
Class D-SM	18,831,754	18,829,228	18,218,323	1.0337	1.0335
Class D-TF	92,508,127	92,480,677	90,542,330	1.0217	1.0214
Class I	9,283	9,282	10,000	0.9283	0.9282
	$111,487,371	$111,457,373	108,911,153

6.                    WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding for each Class is computed for purposes of calculating net income per weighted average Unit.  The weighted average number of Units outstanding for each Class for the period ended December 31, 2007 equals the Units outstanding as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during the period.

7.                    RECENT ACCOUNTING PRONOUNCEMENTS

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“FAS 157”).  FAS 157 establishes a common definition for fair value under U.S. GAAP, establishes a framework for measuring fair value and expands disclosure requirements about such fair value measurements.  FAS 157 is effective for fiscal years beginning after November 15, 2007.  The Fund is currently evaluating the impact of adopting FAS 157 on its financial statements and disclosures.

8.                    MARKET AND CREDIT RISK

The nature of this Fund has certain risks, which cannot all be presented on the financial statements.  The following summarizes some of those risks.

Market Risk

Derivative instruments involve varying degrees of market risk.  Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Fund’s net unrealized profit on open contracts on such derivative instruments as reflected in the Statement of Financial Condition.  The Fund’s exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Fund as well as the volatility and liquidity of the markets in which the derivative instruments are traded.  Investments in foreign markets may also entail legal and political risks.

MLAI has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so.  These procedures focus primarily on monitoring the trading of Chesapeake, calculating the Net Asset Value of the Fund as of the close of business on each day and reviewing outstanding positions for over-concentrations.  While MLAI does not intervene in the markets to hedge or diversify the Fund’s market exposure, MLAI may urge Chesapeake to reallocate positions in an attempt to avoid over-concentrations.  However, such interventions are expected to be unusual.  It is expected that MLAI’s basic risk control procedures will consist of the ongoing process of advisor monitoring, with the market risk controls being applied by Chesapeake.

Credit Risk

The risks associated with exchange-traded contracts are typically perceived to be less than those associated with over-the-counter (non-exchange-traded) transactions, because exchanges typically provide clearinghouse arrangements in which the collective credit (in some cases limited in amount, in some cases not) of the members of the exchange is pledged to support the financial integrity of the exchange.  In over-the-counter transactions, on the other hand, traders must rely solely on the credit of their respective individual counterparties.  Margins, which may be subject to loss in the event of a default, are generally required in exchange trading, and counterparties may also require margin in the over-the-counter markets.

The credit risk associated with these instruments from counterparty nonperformance is the Net unrealized profit on open contracts, if any, included in the Statement of Financial Condition. The Fund attempts to mitigate this risk by dealing exclusively with Merrill Lynch entities as clearing brokers.

The Fund, in its normal course of business, enters into various contracts, with MLPF&S acting as its commodity broker.  Pursuant to the brokerage arrangement with MLPF&S (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLPF&S, these receivables and payables are offset and reported as a net receivable or payable and included in Equity in commodity futures trading accounts in the Statement of Financial Condition.

*     *     *     *     *     *     *     *     *     *      *

To the best of the knowledge and belief of the

undersigned, the information contained in this

report is accurate and complete.

/s/ Barbra E. Kocsis

Barbra E. Kocsis

Chief Financial Officer

Merrill Lynch Alternative Investments LLC

Sponsor of

ML Chesapeake FuturesAccess LLC